Exhibit 4.1

CIT Group Inc.
2011 Employee Stock Purchase Plan
Adopted May 10, 2011

The purpose of this Plan is to align the interests of employees with stockholders of the Company by providing certain employees of the Company and its Participating Subsidiaries with an opportunity to acquire an ownership interest in CIT by purchasing shares of Common Stock of the Company through payroll deductions on an after-tax basis. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Section 1. Definitions.

1.1. “Account” shall mean the account established for each Participant under the Plan.

1.2. “Base Salary” shall mean an Employee’s salary or base wages for each pay period during any Offering Period as determined from the payroll records of the Company or Participating Subsidiary before reduction for pre-tax amounts contributed by the Employee under Section 401(k), 132(f) or 125 of the Code or to any nonqualified deferred compensation plan. Without limiting the generality of the foregoing, Base Salary shall not include overtime, bonuses, any contributions by the Company or a Participating Subsidiary, to, or benefits paid under, the Plan or any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan or any deferred compensation arrangement (other than pursuant to Section 401(k), 132(f) or 125 of the Code), expenses and reimbursements, and any other special or extraordinary compensation. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust the types of compensation constituting Base Salary; provided that any such determination shall be applied in a uniform and consistent basis to all Employees.

1.3. “Board” shall mean the Board of Directors of the Company.

1.4. “Broker” shall mean the brokerage firm designated in Section 8.

1.5. “Closing Date” shall mean the last business day of each Offering Period.

1.6. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7. “Committee” shall mean the Employee Benefit Plans Committee of the Company and any successor committee or such other committee the Board (or its designee) appoints to administer the Plan. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

1.8. “Common Stock” shall mean the common stock of the Company.

1.9. “Company” shall mean the CIT Group Inc., a Delaware corporation, and its successors.

1.10. “Employee” shall mean any person who is customarily employed for twenty (20) hours or more per week by the Company or a Participating Subsidiary.

1.11. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.12. “Fair Market Value” shall mean on any day, with respect to Common Stock of the Company which is (a) listed on a United States securities exchange, the last sales price of such stock on such day on the New York Stock Exchange (“NYSE”), or if the Common Stock is not then listed on the NYSE, the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined from time to time by the Board in good faith in its sole discretion.

1.13. “Highly Compensated Employee” shall mean an Employee becoming classified by the Company as having a salary band of 420 (or the equivalent) or above and qualifying as a “highly compensated employee” under Section 423(b)(4)(D) of the Code.

1.14. “Offering Date” shall mean the first business day of each Offering Period.

1.15. “Offering Period” shall mean each three (3) month period when Options for shares of Common Stock are offered by the Company, as described in Section 3 hereof.

1.16. “Option” shall mean the right of a Participant to purchase shares of Common Stock of the Company under an offering made under the Plan and pursuant to such Participant’s election to purchase.

1.17. “Participant” shall mean an Employee of the Company or Participating Subsidiary who is eligible to participate in, and enrolled in, the Plan in accordance with Sections 2 and 4 hereof.

1.18. “Participating Subsidiary” shall mean any Subsidiary that the Committee has specifically deemed eligible to participate in the Plan from time to time in its sole discretion. Effective as of the effective date of the Plan until modified by the Committee, any Subsidiary located in the United States or Canada shall be a Participating Subsidiary.

1.19. “Plan” shall mean the CIT Group Inc. 2011 Employee Stock Purchase Plan, as may be amended from time to time.

1.20. “Subsidiary” shall mean any corporation, domestic or foreign, (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 2. Eligibility.

2.1. Eligibility. Subject to Section 4 and except as provided in this Section 2, any Employee employed by the Company or a Participating Subsidiary shall be eligible to participate in the Plan as soon as administratively possible following the Employee’s commencement of employment with the Company or a Participating Subsidiary. An Employee is ineligible to participate in the Plan for any Offering Period if, as of the Offering Date in such Offering Period, the Employee is or becomes a Highly Compensated Employee. If an Employee participates in an Offering Period but becomes a Highly Compensated Employee during such Offering Period, then such Employee shall automatically be withdrawn from such Offering Period in accordance with Section 10.5 hereof. An eligible Employee may participate in the Plan as of any Offering Period following the Employee’s commencement of employment with the Company or a Participating Subsidiary, provided that the Employee authorizes payroll deductions no later than the fifteenth day of the month prior to the commencement of the applicable Offering Period.

2.2. Committee Discretion. Notwithstanding Section 2.1 above, Options to purchase shares of Common Stock under the Plan shall be offered to all Employees eligible to participate in the Plan in accordance with this Section 2, provided, however, solely to the extent allowable under Section 423 of the Code, the Committee may determine that an offering of shares of Common Stock under the Plan will not be extended to all or some “highly compensated employees” (as defined in Section 423(b)(4)(D) of the Code) of the Company or Participating Subsidiary.

2.3. Limit on Options. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan (i) if, immediately after the grant, such Employee would own stock or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary of the Company; (ii) which permits him or her to purchase shares of stock under all employee stock purchase plans of the Company and its Subsidiaries which have a Fair Market Value which exceeds Twenty-Five Thousand Dollars ($25,000) (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time; or (iii) which permits him or her to purchase shares of Common Stock that exceed the percentage provided in Section 5.1 below.

Section 3. Offering Dates. The Plan shall be implemented by one offering during each calendar quarter period, beginning on the effective date of the Plan as provided in Section 27 below and continuing until terminated in accordance with Section 21 hereof. The Offering Periods shall be as follows:

January 1 – March 31

April 1 – June 30

July 1 – September 30

October 1 – December 31

The Committee shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced to Employees at least fifteen days prior to the scheduled beginning of the first Offering Period to be affected.

Section 4. Participation. An eligible Employee may become a Participant in the Plan by authorizing payroll deductions in such form or manner as the Company may prescribe prior to the applicable Offering Date. Once authorized, such authorization for payroll deductions shall commence on the first Offering Date as soon as administratively feasible after authorization is effected and shall remain effective for all subsequent Offering Periods until the Participant withdraws from the Plan as provided in Section 10 hereof or, subject to Section 5 hereof, authorizes a change in the amount of his or her payroll deductions.

Section 5. Payroll Deductions.

5.1. Election of Deduction Percentage. At the time a Participant authorizes payroll deductions, he or she shall elect to have payroll deductions made on each payday during subsequent Offering Periods at a rate between one percent (1%) and ten percent (10%) of Base Salary (such percentage representing a whole number percentage).

5.2. No Additional Payments. All payroll deductions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into such Account.

5.3. Changes in Deduction Percentage. A Participant may increase or decrease his or her rate of payroll deductions (within the limitations set forth in Section 5.1 hereof) to be effective as soon as administratively feasible during the next Offering Period by authorizing a new rate of payroll deductions.

5.4. Requirement of Continuation of Deductions. A Participant must continue payroll deductions for the duration of the Offering Period in order to exercise an Option in accordance with Section 7 hereof. In the event that a Participant does not continue payroll deductions for the entire Offering Period, such Participant shall be treated as withdrawing from such Offering Period in accordance with Section 10.1 hereof.

Section 6. Grant of Option.

6.1. Number of Option Shares. On each Offering Date, each eligible Employee participating in the Plan shall be granted an Option to purchase (at the per share Option price) up to a number of shares of the Company’s Common Stock determined by dividing the Employee’s payroll deductions to be accumulated during the Offering Period (not to exceed an amount equal to ten percent (10%) of his or her Base Salary during the applicable Offering Period) by the Option price, determined in accordance with this Section 6.

6.2. Option Price Per Share. The Option price per share of such shares of Common Stock shall be determined by the Committee, in its sole discretion, and shall remain in effect unless modified at least thirty (30) days prior to the applicable Offering Date, but in no event shall be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date. Effective as of the effective date of the Plan until modified by the Committee, the Option price per share of such shares of Common Stock shall be eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date.

Section 7. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her Option for the purchase of shares of Common Stock will be exercised automatically on the Closing Date, and the maximum number of whole shares (and fractional shares if fractional share transactions may then be effectuated under the Plan) of Common Stock subject to the Option will be purchased for him or her at the applicable Option price with the accumulated payroll deductions in his or her Account. During his or her lifetime, a Participant’s Option to purchase shares of Common Stock hereunder is exercisable only by him or her.

Section 8. Designation of Broker and Participant’s Account with Broker.

8.1. Account. The Company has designated a registered broker-dealer and its affiliates to open and maintain an Account for each Participant. The Company reserves the right to change such designation at any time by action of the Committee without prior notice to Participants, and the Broker has reserved the right to terminate its services as Broker under the Plan at any time. The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other materials distributed by the Company to its stockholders. The whole and fractional shares in each Participant’s Account shall be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Broker by mail or otherwise, in accordance with the rules applicable to stock listed on the New York Stock Exchange.

8.2. Joint Accounts. Subject to Section 9 below and to the extent allowed by the Committee, each certificate (as described in Section 9 below) or Account, as the case may be, may be in the name of the Participant or in such Participant’s name jointly with a member of his or her family (over 21 years of age) with the right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such joint tenancy may have a certificate or Account in his or her name as tenant in common with a member of his or her family (over 21 years of age), without right of survivorship. Such designation may be changed by filing a notice of such change.

Section 9. Uncertified Shares of Common Stock. Effective as of the effective date of the Plan until modified by the Committee, the Company shall recognize the Participant’s ownership of shares of Common Stock through uncertificated book entry or another similar method pursuant to Section 9 herein. Such uncertificated shares of Common Stock shall be credited to a book entry account maintained by the Broker on behalf of the Participant. If thereafter certificates are issued with respect to the uncertificated shares of Common Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of the Plan. If certificates are issued under the Plan, a Participant may request, in accordance with Section 22 hereof, that the Company arrange for the delivery of a certificate representing the number of whole shares of Common Stock of the Company purchased upon exercise of the Participant’s Option as promptly as practicable after each Closing Date. A Participant may not require delivery for a fractional share, but may instruct the Broker to sell the fractional share. In connection with the delivery of certificates to a Participant, the Committee may, in its sole discretion, impose a reasonable charge.

Section 10. Withdrawal; Termination of Employment.

10.1. Withdrawals from Account. A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to the Closing Date by giving notice to the Committee in such form or manner as the Committee may prescribe. All of the Participant’s payroll deductions credited to his or her Account will be paid to him or her as soon as administratively possible after receipt of his or her notice of withdrawal and his or her Option for the current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares of Common Stock will be made during such Offering Period.

10.2. Termination of Employment. Upon termination of the Participant’s employment prior to the Closing Date for any reason, including retirement or death, the payroll deductions credited to his or her Account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as administratively possible, and his or her Option will be automatically terminated.

10.3. Reduction of Hours. In the event an Employee fails to remain in the continuous employ of the Company or a Participating Subsidiary for (20) or more hours per week during the Offering Period in which the Employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her Account will be returned to him or her as soon as administratively possible and his or her Option will be terminated.

10.4. Leave of Absence. In the event that, during the Offering Period, a Participant is granted an unpaid leave of absence (including a military or disability leave) and such Participant does not continue payroll deductions for the duration of such Offering Period in accordance with Section 5.4, then such Participant will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her Account will be returned to him or her as soon as administratively possible and his or her Option will be terminated.

10.5. Highly Compensated Employee. In the event, during any Offering Period, a Participant becomes a Highly Compensated Employee, then he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her Account will be returned to him or her as soon as administratively possible and his or her Option will be terminated. An Employee shall not be eligible to participate in the Plan so long as he or she is a Highly Compensated Employee.

10.6. Eligibility After Withdrawal. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company. However, in such a case, the Participant must authorize the resumption of payroll deductions and the rate of such payroll deductions.

Section 11. No Interest. No interest shall accrue on the payroll deductions held in the Account of a Participant in the Plan.

Section 12. Stock.

12.1. Shares Subject to Plan. The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000), subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof. The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, authorized but unissued shares or publicly traded shares. If at the termination of any Offering Period the total number of shares of Common Stock which would otherwise be subject to Options granted pursuant to Section 6.1 hereof exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which Options have been exercised or are then outstanding), the Company shall promptly notify the Participants, and shall, in its sole discretion (i) make a pro rata allocation of the shares of Common Stock remaining available for such Options in as uniform a manner as shall be practicable and as it shall determine to be equitable, (ii) terminate the Offering Period without issuance of any shares of Common Stock or (iii) obtain stockholder approval for an increase in the number of shares of Common Stock authorized under the Plan such that all Options could be exercised in full. The Company may delay determining which of (i), (ii) or (iii) above it shall decide to effect, and may accordingly delay issuances of any shares of Common Stock under the Plan for such time as is necessary to attempt to obtain stockholder approval for any increase in shares of Common Stock authorized under the Plan. The Company shall promptly notify Participants of its determination to effect (i), (ii) or (iii) above upon making such decision. A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to such notification from the Company. In the event the Company determines to effect (i) or (ii) above, it shall promptly upon such determination return to each Participant all payroll deductions not applied towards the purchase of shares of Common Stock.

12.2. Rights in Stock before Exercise. The Participant will have no interest or voting right in shares of Common Stock covered by his or her Option until such Option has been exercised.

12.3. Registration of Stock upon Exercise. Shares of Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

Section 13. Dividends. Cash dividends for shares of Common Stock in Participants’ Accounts under the Plan shall not be distributed to Participants directly, but shall be automatically invested in shares of Common Stock at the full Fair Market Value on the date of such investment as soon as administratively possible after such dividends are paid by the Company. Such shares of

Common Stock will be held in Accounts under the Plan. Dividends paid in property including shares of Common Stock shall be distributed to the Participants as soon as practicable.

Section 14. Administration. The Plan shall be administered by the Committee (or its designee). The Committee (or its designee) shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The administration, interpretation or application of the Plan by the Committee (or its designee) shall be final, conclusive and binding upon all Participants.

Section 15. Designation of Beneficiary. The beneficiary or beneficiaries of the Participant to receive any shares of Common Stock and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death prior to delivery to him or her of such shares of Common Stock and cash shall be determined under the Company’s Group Life Insurance Plan. A Participant under the Plan may, from time to time, name any beneficiary or beneficiaries to receive any shares of Common Stock and cash, if any, from the Participant’s Account under the Plan. Each such designation shall revoke all prior designations by the same Participant, including the beneficiary designated under the Company’s Group Life Insurance Plan, and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. If no beneficiary has been designated, then shares of Common Stock and cash, if any, from the Participant’s Account under the Plan shall be delivered to the Participant’s estate.

Section 16. Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

Section 17. Restrictions.

17.1. Transfer Restrictions on Shares. No Participant shall sell, assign, transfer, pledge or otherwise dispose of any shares of Common Stock received pursuant to the exercise of an Option under the Plan for six (6) months following the applicable Closing Date such Option was exercised, except as provided in this Section 17.1. Notwithstanding anything to the contrary in this Section, a Participant may transfer shares of Common Stock received pursuant to the exercise of an Option under the Plan (1) for estate planning purposes to trusts, limited liability companies or other entities established for the benefit of such Participant or his or her spouse, parent, sibling or lineal descendant; provided, that (a) the Participant making such transfer shall remain a beneficial owner of such shares of Common Stock, and (b) the transferee agrees in a writing suitable to the Company that the transferee shall not subsequently transfer such shares of Common Stock other than in a transfer back to the Participant; or (2) to the extent required to comply with a court order or settlement agreement in connection with a Participant’s divorce, legal separation, or similar proceeding. The Committee may also grant exceptions to this Section 17.1 based on economic hardship or other showing of good cause.

17.2. Certificates. Subject to Section 9 above, all certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 18. No Segregation of Funds. The Company shall not be obligated to segregate payroll deductions received or held by the Company under the Plan. Such payroll deductions shall be used to purchase shares of Common Stock under the Plan in accordance with Section 7 hereof.

Section 19. Reports. Individual Accounts will be maintained for each Participant in the Plan. Statements of Account will be given to Participants within a reasonable period of time following each Closing Date.

Section 20. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each Option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under Option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each Option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Compensation Committee of the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into or exercisable for shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

The Board or the Compensation Committee of the Board may, if it and/or they so determines in the exercise of its sole discretion, also make provisions for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Option under the Plan, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

Section 21. Amendment and Termination of the Plan.

21.1. Amendment and Termination. The Committee may at any time amend, alter, suspend, terminate or discontinue the Plan, but no amendment, alteration, suspension, termination or discontinuation shall be made which would impair the rights of any Participant under any Option theretofore granted without his or her consent.

21.2. Stockholder Approval of Amendments. The Company shall obtain stockholder approval of any Plan amendment to the extent required to comply with Section 423 of the Code, any applicable stock exchange rule or any other applicable law or regulation. Such stockholder approval to be obtained in such a manner and to such a degree as is required by applicable law, rule or regulation.

21.3. Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted hereunder and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

Section 22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. All notices or other communications to a Participant by the Company shall be deemed to have been duly given when sent by the Company by regular mail to the address of the Participant on the human resources records of the Company.

Section 23. Conditions Upon Issuance of Shares of Common Stock. Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Section 24. Plan Not an Employment Contract. This Plan is not an employment contract, nor shall anything contained herein be deemed to give any Employee or other individual any right to be retained in his or her employer’s employ or to in any way limit or restrict his or her employer’s right or power to discharge any Employee or other individual at any time and to treat such Employee without any regard to the effect which such treatment might have upon him as a Participant of the Plan.

Section 25. Arbitration. Any dispute, controversy or claim arising out of or relating to the Plan that cannot be resolved by the Participant on the one hand, and the Company on the other, shall be submitted to arbitration in the state of New Jersey under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided that any such submission by the Participant must be made within two years of the date of the events giving rise to such dispute, controversy or claim. The determination of the arbitrator shall be conclusive and binding on the Company and the Participant, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of such arbitration shall be borne by the Company; provided, however, that each party shall bear its own legal expenses unless the Participant is the prevailing party, in which case the Company shall promptly reimburse the Participant for the reasonable legal fees and expenses incurred by the Participant in connection with such contest or dispute (excluding any fees payable pursuant to a contingency fee arrangement).

Section 26. Legal Construction.

26.1. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to the choice of law principles thereof.

26.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

26.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

26.4. Requirement of Law. The operation of the Plan and the payment of benefits under the Plan, including, without limitation, the Company’s obligation to sell or deliver shares of Common Stock with respect to the Options granted under the Plan, shall be subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

Section 27. Effective Date and Approval of Plan by Stockholders. The Plan shall become effective on the first day of the first Offering Period beginning as soon as administratively practicable after the approval of the Plan by the stockholders of the Company in accordance with Section 423(b)(2) of the Code.